Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Marty Ketelaar, Vice President,
Investor Relations
(515) 362-3693

AmerUs Group Reports Record Third Quarter Operating
Income of $42.3 Million; $1.04 Per Share

          DES MOINES, Iowa (October 26, 2004)—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today reported record third quarter 2004 results. Highlights for the quarter include:

•	Record adjusted net operating income of $42.3 million, or $1.04 per diluted share.[1]

•	Net income of $42.9 million, or $1.05 per diluted share

•	Book value of $36.98[2] per share

•	Sales:

o	Protection product sales[3] of $28.4 million

o	Accumulation product sales[3] of $427 million

•	National leadership

o	#1 national producer of equity indexed life insurance for the 13th consecutive quarter

o	Ranked in top five national producers of equity indexed annuity products for the 13th consecutive quarter

          Commenting on the company’s third quarter results, chairman and chief executive officer Roger K. Brooks said, “Our commitment is to provide competitive, profitable products, and our results demonstrate that we are meeting that commitment. First, our sales are strong as a result of excellent products, an experienced sales force and proven customer service. Second, our profitability remains strong because of our well-designed products, effective risk and investment management, and disciplined expense control.”

          Quarterly net income increased five percent to $42.9 million or $1.05 per diluted share compared to $40.8 million or $1.03 per diluted share a year ago. Quarterly adjusted net operating income increased 13.7 percent to $42.3 million or $1.04 per diluted share compared to $37.2 million or $0.94 per diluted share a year ago.

          On a year-to-date basis, AmerUs Group reported net income of $124.8 million or $3.07 per diluted share compared to $120.3 million or $3.05 per diluted share a year ago. Adjusted net operating income for the same period was $124.2 million or $3.05 per diluted share compared to $110.4 million or $2.80 per diluted share a year ago.

Protection Product Sales3 and Results

          Quarterly pre-tax operating income for the protection segment increased 19 percent, to $34.0 million compared to $28.6 million during the third quarter of 2003. The increase was primarily attributable to increased product margins and lower operating expenses.

          Year-to-date, pre-tax operating income was $102.0 million compared to $95.5 million for the first nine months of 2003.

          Third quarter fixed life sales increased seven percent to $28.4 million, compared to $26.6 million in the third quarter of 2003. Sales of equity indexed products, AmerUs

Group’s most profitable products, rose to 61 percent of total fixed life sales during the third quarter of 2004, compared to 43 percent a year ago. Year-to-date, fixed life sales were $93.7 million, compared to $88.6 million in the first nine months of 2003.

          AmerUs Group is the leading producer of equity indexed life insurance and has held this position for 13 consecutive quarters. For the year, AmerUs Group expects to grow total fixed life sales to approximately $130 million.

Accumulation Product Sales3 and Results

          Pre-tax operating income for the accumulation segment increased 18 percent to $41.6 million during the third quarter of 2004 compared to $35.2 million a year ago. The increase was due to the continued shift in business mix from traditional fixed annuities to higher margin equity indexed products and higher assets under management. Year-to-date, pre-tax operating income increased 24 percent, to $116.9 million compared to $94.0 million for the first nine months of 2003.

          Sales of fixed annuity products for the quarter totaled $427 million, compared with $497 million in the third quarter of 2003. Sales of equity indexed products, AmerUs Group’s most profitable annuity product, comprised 84 percent of third quarter sales compared to 79 percent a year ago. AmerUs Group has ranked as one of the top five producers of equity indexed annuity products in the United States for 13 consecutive quarters.

          Year-to-date, fixed annuity sales were $1.23 billion compared to $1.34 billion during the first nine months of 2003. The company plans to generate total fixed annuity sales of approximately $1.75 billion in 2004, with equity indexed products representing 85 percent of those sales.

Net Investment Income

          Net investment income was $262 million in the third quarter of 2004 compared to $244 million in the third quarter of 2003. Growth in invested assets and a higher portfolio yield were the primary reasons for the increase during the quarter. The portfolio earned rate during the third quarter of 2004 was 5.78 percent compared to 5.63 percent during the same period in 2003.

Earnings Guidance4

          “Our plan for 2004 is on track, we are achieving our targeted results and we are pleased to reaffirm our 2004 adjusted net operating income guidance of $4.00 to $4.10 per share. We expect to end the year at the high end of that range,” said Brooks.

Webcast, Conference Call, Audio Replay and Additional Financial Information

          Interested parties may listen to a webcast or conference call with AmerUs Group’s management discussing third quarter 2004 results. The webcast may be accessed through AmerUs Group’s website at www.amerus.com under the “For Investors” section of the home page. The conference call may be accessed by calling (toll free) 888-790-3058 (international 210-234-0017) at 9 a.m. EDT on Wednesday, October 27, 2004. An audio replay of AmerUs Group’s call will be available at 11 a.m. EDT, October 27, 2004, through November 3, 2004. The replay can be accessed by dialing 800-846-6092 (international 402-998-1136), Passcode 2456.

          Further detailed financial information, including operating segment income, investment composition, operating expenses and product distribution by channel, can be found in AmerUs Group’s Financial Supplement, which is available by accessing the company’s web site at www.amerus.com or by contacting the company’s investor relations department.

Caution Regarding Forward-Looking Statements

          This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Additionally, forward-looking statements are subject to assumptions, risks and uncertainties. Statements such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “target,” “may,” “should,” “estimate,” “projects,” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements can be found in the company’s 10-K, filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and AmerUs Group undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

          AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.

          As of September 30, 2004, AmerUs Group’s total assets were $22.6 billion and shareholders’ equity totaled $1.6 billion, including accumulated other comprehensive income.

1 The company views adjusted net operating income, a non-GAAP financial measure, as an important indicator of financial performance. When presented with net income, the combined presentation can enhance an investor’s understanding of AmerUs Group’s underlying profitability and normalized results from operations. The definition of adjusted net operating income, as presented in this press release, excludes items such as: open block realized gains and losses, deferred policy acquisition costs associated with open block realized gains and losses, non-insurance operations, restructuring costs, the impact of SFAS 133, the release of income tax provisions, discontinued operations and the cumulative effect of change in accounting. Non-GAAP measures are also used for goal setting, determining employee and management compensation and evaluating our performance on a comparable basis to that used by security analysts. A reconciliation of net income to adjusted net operating income has been included as part of this press release.

2 Book value excluding accumulated other comprehensive income (AOCI) is a non-GAAP financial measure. A reconciliation to GAAP book value has been provided below:

		Accumulated Other
		Comprehensive
	Non-GAAP Basis	Income Items	GAAP Basis
Total stockholder’s equity	$1,446,335	$113,046	$1,559,381

Number of shares of common stock outstanding	39,113,503		39,113,503

Book value per share	$36.98		$39.87

3 Sales for an insurance company are a performance measure. Sales are presented in accordance with industry practice and represent the amount of new business sold during the period. We believe sales are a measure of the productivity of our distribution networks. Sales are also a leading indicator of future revenue trends.

4 Adjusted net operating income per share is a non-GAAP financial measure. Due to the unpredictability of the timing and recognition of gains and losses, especially items such as credit impairments, trading gains and losses, FAS 133 adjustments as well as the unpredictable nature of certain other unusual or non-recurring items that management believes are not indicative of ongoing operational performance, guidance on GAAP net income cannot readily be estimated. Accordingly, the company is unable to provide guidance with respect to, or a reconciliation of guidance on, adjusted net operating income per share to GAAP net income per share.

AMERUS GROUP CO.
ADJUSTED NET OPERATING INCOME
($ in thousands, except share data)

Adjusted net operating income reflects net income adjusted to eliminate certain items, such as open block realized/unrealized gains and losses; DAC and VOBA associated with the open block realized/unrealized gains and losses; non-insurance operations; restructuring costs; derivative related market value adjustments; reinsurance adjustments; the release of income tax provisions; discontinued operations and the cumulative effect of change in accounting. Adjusted net operating income shown below does not constitute our net income computed in accordance with GAAP. The adjustments are presented net of income taxes.

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net Income	$42,862	$40,835	$124,767	$120,340
Realized/unrealized (gains) losses on open block assets (A)	(2,198)	(3,805)	19,934	(19,721)
Net amortization of DAC and VOBA due to open block gains or losses (B)	(208)	90	681	6,488
Net effect of derivative related market value adjustments (C)	5,483	(313)	4,861	(3,388)
Restructuring costs (D)	—	989	—	11,222
Other (income) loss from non-insurance operations (E)	14	(56)	(682)	(430)
Reinsurance adjustments (F)	—	—	—	(2,505)
Income tax items (G)	(3,678)	—	(21,969)	—
Income from discontinued operations (H)	—	(545)	(3,899)	(1,567)
Cumulative effect of change in accounting (I)	—	—	510	—

Adjusted Net Operating Income	$42,275	$37,195	$124,203	$110,439

Adjusted Net Operating Income per common share:
Basic	$1.08	$0.95	$3.16	$2.82

Diluted	$1.04	$0.94	$3.05	$2.80

Weighted average common shares outstanding:
Basic	39,237,840	39,208,151	39,307,268	39,144,872

Diluted	40,768,893	39,650,473	40,667,066	39,453,126

AMERUS GROUP CO.
NOTES TO ADJUSTED NET OPERATING INCOME

(A)	Represents total open block realized/unrealized gains or losses on assets. Open block gains or losses may vary widely between periods. Such amounts are determined by management’s timing of individual transactions or current market conditions and do not necessarily correspond to the underlying operating trends. The nine months ended September 30, 2004, include a $7.9 million loss in the first quarter of 2004 on the Indianapolis Life office building, which was an asset classified as held for sale and carried at fair value, and a $0.2 million gain when the building was sold in August of 2004.

(B)	Represents amortization of deferred acquisition costs (DAC) and value of business acquired (VOBA) on the open block realized gains and losses that are included in our product margins.

(C)	Represents the net effect of derivative related market value adjustments. The accounting entries consist of cash flow hedge amortization; market value adjustments on trading securities, derivatives, and equity indexed contracts; and the associated change in amortization of DAC and VOBA resulting from such adjustments.

(D)	Represents costs of restructuring our operations to eliminate duplicative functions and to merge IL Annuity and Insurance Company (ILA) into Indianapolis Life Insurance Company (ILIC). The costs consist primarily of relocation of employees, severance and termination benefits, impairment loss on the ILIC office building of $5.0 million in the second quarter of 2003, systems conversion, and merger related expenses.

(E)	Represents the net income from our property operations which is not part of our insurance operations.

(F)	Represents adjustments for the release of a $5.3 million liability in conjunction with the settlement and amendment of a reinsurance arrangement and a $2.8 million true-up of pre-2003 reinsurance settlements under a reinsurance arrangement between the ILIC open block and closed block. As these items are not of a continuing nature, they are excluded from adjusted net operating income.

(G)	Represents a reduction in the income tax accrual for prior year tax overpayments, the release of provisions originally established for potential tax adjustments which have been settled or eliminated and changes in deferred income tax asset valuation allowances.

(H)	Represents the net income from our discontinued operations.

(I)	Represents the cumulative effect of change in accounting, net of income taxes, as of January, 2004, resulting from the Company’s adoption of SOP 03-1.

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share data)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Insurance premiums	$64,582	$64,355	$199,110	$225,597
Product charges	61,455	40,634	165,301	136,168
Net investment income	261,988	244,278	770,174	751,098
Realized/unrealized capital gains (losses)	2,513	8,542	(42,122)	75,365
Other income	17,458	16,848	54,359	50,460

	407,996	374,657	1,146,822	1,238,688

Benefits and expenses:
Policyowner benefits	225,572	198,602	632,351	683,725
Underwriting, acquisition and other expenses	45,918	40,734	130,456	114,533
Restructuring costs	—	1,551	—	17,415
Amortization of deferred policy acquisition costs and value of business acquired	45,272	44,198	151,461	137,175
Dividends to policyowners	24,538	22,016	60,958	86,330

	341,300	307,101	975,226	1,039,178

Income from continuing operations	66,696	67,556	171,596	199,510
Interest expense	7,810	7,864	24,144	22,238

Income before income tax expense	58,886	59,692	147,452	177,272
Income tax expense	16,024	19,402	26,074	58,499

Net income from continuing operations	42,862	40,290	121,378	118,773
Income from discontinued operations, net of tax	—	545	3,899	1,567

Net income before cumulative effect of change in accounting	42,862	40,835	125,277	120,340
Cumulative effect of change in accounting, net of tax	—	—	(510)	—

Net income	$42,862	$40,835	$124,767	$120,340

Net income from continuing operations per common share:
Basic	$1.09	$1.03	$3.09	$3.03

Diluted	$1.05	$1.02	$2.98	$3.01

Net income per common share:
Basic	$1.09	$1.04	$3.17	$3.07

Diluted	$1.05	$1.03	$3.07	$3.05

Weighted average common shares outstanding:
Basic	39,237,840	39,208,151	39,307,268	39,144,872

Diluted	40,768,893	39,650,473	40,667,066	39,453,126

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	September 30,	December 31,
	2004	2003
Assets
Investments:
Securities available-for-sale at fair value:
Fixed maturity securities	$15,181,826	$13,944,961
Equity securities	76,743	74,890
Short-term investments	7,017	28,556
Securities held for trading purposes:
Fixed maturity securities	1,754,240	2,089,502
Equity securities	10,550	1,652
Short-term investments	—	591
Mortgage loans	847,391	968,572
Real estate	32	33
Policy loans	485,515	494,646
Other investments	279,262	339,436

Total investments	18,642,576	17,942,839
Cash and cash equivalents	537,673	274,150
Accrued investment income	217,832	205,492
Premiums, fees and other receivables	44,417	42,761
Reinsurance receivables	690,114	663,452
Deferred policy acquisition costs	1,184,022	1,021,856
Capitalized bonus interest	118,409	98,274
Value of business acquired	381,937	419,582
Goodwill	226,291	224,075
Property and equipment	45,582	48,849
Other assets	308,398	311,305
Separate account assets	242,447	261,657
Assets of discontinued operations	—	27,950

Total assets	$22,639,698	$21,542,242

CONSOLIDATED BALANCE SHEETS
($ in thousands)

	September 30,	December 31,
	2004	2003
Liabilities and Stockholders’ Equity
Liabilities:
Policy reserves and policyowner funds:
Future life and annuity policy benefits	$17,503,744	$16,994,255
Policyowner funds	1,418,770	1,306,160

	18,922,514	18,300,415
Accrued expenses and other liabilities	845,276	443,589
Dividends payable to policyowners	319,141	321,233
Policy and contract claims	57,088	58,880
Income taxes payable	32,104	50,274
Deferred income taxes	115,674	80,861
Notes payable	546,073	596,101
Separate account liabilities	242,447	261,657
Liabilities of discontinued operations	—	19,421

Total liabilities	21,080,317	20,132,431
Stockholders’ equity:
Preferred Stock, no par value, 20,000,000 shares authorized, none issued	—	—
Common Stock, no par value, 230,000,000 shares authorized; 43,942,340 shares issued and 39,113,503 shares outstanding in 2004; 43,836,608 shares issued and 39,194,602 shares outstanding in 2003	43,942	43,836
Additional paid-in capital	1,188,526	1,184,237
Accumulated other comprehensive income	113,046	84,519
Unearned compensation	(1,303)	(1,361)
Retained earnings	379,773	255,006
Treasury stock, at cost (4,828,837 shares in 2004 and 4,642,006 shares in 2003)	(164,603)	(156,426)

Total stockholders’ equity	1,559,381	1,409,811

Total liabilities and stockholders’ equity	$22,639,698	$21,542,242

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2004 and the Year Ended December 31, 2003
($ in thousands)

			Accumulated
		Additional	Other		Unallocated			Total
	Common	Paid-In	Comprehensive	Unearned	ESOP	Retained	Treasury	Stockholders’
	Stock	Capital	Income (Loss)	Compensation	Shares	Earnings	Stock	Equity
Balance at December 31, 2002	$43,656	$1,179,646	$88,522	$(458)	$(1,443)	$109,517	$(156,492)	$1,262,948
2003:
Net income	—	—	—	—	—	161,147	—	161,147
Net unrealized gain (loss) on securities	—	—	1,971	—	—	—	—	1,971
Net unrealized gain (loss) on derivatives designated as cash flow hedges	—	—	2,476	—	—	—	—	2,476
Change in accounting transfer of unrealized gain on available-for-sale securities to trading	—	—	(5,204)	—	—	—	—	(5,204)
Stock issued under various incentive plans, net of forfeitures	180	11,717	—	(903)	—	—	66	11,060
PRIDES purchase contract adjustments and allocated fees and expenses	—	(7,280)	—	—	—	—	—	(7,280)
Dividends declared on common stock	—	—	—	—	—	(15,658)	—	(15,658)
Allocation of shares in leveraged ESOP	—	154	—	—	1,443	—	—	1,597
Minimum pension liability adjustment	—	—	(3,246)	—	—	—	—	(3,246)

Balance at December 31, 2003	43,836	1,184,237	84,519	(1,361)	—	255,006	(156,426)	1,409,811
2004:
Net income	—	—	—	—	—	124,767	—	124,767
Net unrealized gain (loss) on securities	—	—	28,016	—	—	—	—	28,016
Net unrealized gain (loss) on derivatives designated as cash flow hedges	—	—	511	—	—	—	—	511
Stock issued under various incentive plans, net of forfeitures	106	4,289	—	58	—	—	976	5,429
Purchase of treasury stock	—	—	—	—	—	—	(9,153)	(9,153)

Balance at September 30, 2004	$43,942	$1,188,526	$113,046	$(1,303)	$—	$379,773	$(164,603)	$1,559,381